Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: John M. McCaffery
Executive Vice President
Chief Financial Officer
(631) 537-1000, ext. 7290

BRIDGE BANCORP, INC. RAISES QUARTERLY CASH DIVIDEND 4%

(Bridgehampton, NY – January 10, 2020) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for BNB Bank (“BNB”), announced the declaration of a quarterly dividend of $0.24 per share.  The dividend will be payable on January 31, 2020 to shareholders of record as of January 24, 2020.  This represents an increase of 4% over the Company’s previous dividend and continues its trend of uninterrupted dividends.

Commenting on the quarterly dividend, Kevin O’Connor, President and CEO said, “Our current strong financial position has allowed us to increase the quarterly dividend, while maintaining a conservative payout ratio. Today’s dividend increase reflects our continued focus on driving long-term shareholder value.”

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB Bank. Established in 1910, BNB, with assets of approximately $4.7 billion, operates 40 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly-owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly-owned subsidiary of BNB, offers financial planning and investment consultation.  For more information visit www.bnbbank.com.

BNB has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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